Exhibit 4.11
EXECUTION COPY
NEITHER THIS WARRANT NOR THE COMMON STOCK WHICH MAY BE ACQUIRED UPON EXERCISE HEREOF HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION THEREFROM EXISTS.

No. 04-2009-04	Warrant to Purchase 173,638 Shares of Common Stock (subject to adjustment)
WARRANT TO PURCHASE SHARES OF COMMON STOCK
of
BIOHEART, INC.
     This certifies that, for value received, Hunton & Williams, LLP, a limited liability partnership (“Hunton”), or its assigns (the “Holder”) is entitled, subject to the terms set forth below, to purchase from Bioheart, Inc. (the “Company”), a Florida corporation, up to 173,638 shares (the “Warrant Shares”) of the common stock of the Company, par value $.001 per share (the “Common Stock”), as constituted on the date hereof (the “Warrant Issue Date”), upon surrender hereof, at the principal office of the Company referred to below, with the duly executed Notice of Exercise, attached hereto as Exhibit A (the “Notice of Exercise Form”), and simultaneous payment therefor in lawful money of the United States or otherwise as hereinafter provided, at the Exercise Price set forth in Section 2 below. The number of Warrant Shares and the Exercise Price are subject to adjustment as provided below. The term “Warrant” as used herein shall include this Warrant, and any warrants delivered in substitution or exchange therefor as provided herein. .
     1. Term of Warrant. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, at any time, or from time to time, during the term (the “Warrant Term”) commencing on the Warrant Issue Date and ending at 5:00 p.m., New York City time, on the ten year anniversary of the Warrant Issue Date (the “Expiration Date”), and shall be void thereafter.
     2. Exercise Price. The price at which this Warrant may be exercised shall be $0.5321 per share of Common Stock, as may be adjusted from time to time pursuant to Section 14 hereof (the “Exercise Price”).
     3. Exercise of Warrant.
          (a) The Holder may exercise this Warrant, in whole or in part, at any time, or from time to time, during the Warrant term by presentation and surrender of this Warrant and the delivery of the Notice of Exercise Form duly completed and executed on behalf of the Holder at the principal office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), accompanied by payment of the Exercise Price for the number of shares specified in such Notice of Exercise Form. Payment may be made (i) in cash or by certified or official bank check, payable to the order of the Company, (ii) by cancellation by the Holder of indebtedness or other obligations of the Company to the Holder, or (iii) by a combination of the consideration described in sub-clauses (i) and (ii) above. Notwithstanding the foregoing, in the event that the Company consummates a sale of substantially all of its assets or a merger transaction in which the Company is not the surviving corporation, then (A) if the Fair Market Value (as defined in Section 3(c) below) of one share of Common Stock as of the closing date of the is greater than the Exercise Price in effect on such date, then this Warrant shall be deemed automatically exercised pursuant to Section 3(c) below or (B) if the Fair Market Value of one Share is less than the Exercise Price in effect on such date, then this Warrant shall automatically terminate and be of no further force and effect.
          (b) This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Warrant Shares shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on such date. As promptly as practicable on or after such date and in any event within ten (10) days thereafter, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of shares issuable upon such exercise. In the event that this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised.
          (c) Net Issue Exercise. Notwithstanding any provisions herein to the contrary, if the Fair Market Value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of making payment of the consideration provided for in Section 3(a) above upon the exercise of all or any part of this Warrant, the Holder may surrender this Warrant at the principal office of the Company, together with the duly executed Notice of Exercise Form, in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:
X = Y (A — B) A
X =	the number of shares of Common Stock to be issued to the Holder upon exercise

Y =	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

A =	the Fair Market Value of one share of the Company’s Common Stock (at the date of such calculation)

B =	the Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the term “Fair Market Value” shall mean (i) if the principal market for the Common Stock is The NASDAQ Stock Market or any other national securities exchange, the last sales price of the Common Stock on such day as reported by such exchange or market, or on a consolidated tape reflecting transactions on such exchange or market, (ii) if the principal market for the Common Stock is not a national securities exchange or The NASDAQ Stock Market and the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System, the mean between the closing bid and the closing asked prices for the Common Stock on such day as quoted on such System or (iii) if the Common Stock is not quoted on the National Association of Securities Dealers Automated Quotations System, the mean between the highest bid and lowest asked prices for the Common Stock on such day as reported by Pink Sheets LLC; provided, however, that if none of (i), (ii) or (iii) above is applicable, or if no trades have been made or no quotes are available for such day, the Fair Market Value of the Common Stock shall be reasonably determined, in good faith, by the Board of Directors of the Company.
     4. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.
     5. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.
     6. Rights of Shareholders. Subject to Sections 12, 14 and 16 of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised as provided herein.
     7. Transfer of Warrant.
          (a) Warrant Register. The Company will maintain a register (the “Warrant Register”) containing the names and addresses of the Holder or Holders. Any Holder of this Warrant or any portion thereof may change his or her address as shown on the Warrant Register by written notice to the Company, requesting such change. Any notice or written communication required or permitted to be given to the Holder may be delivered or given by mail to such Holder as shown on the Warrant Register and at the address shown on the Warrant Register. Until this Warrant is transferred on the Warrant Register of the Company, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.
          (b) Warrant Agent. The Company may, by written notice to the Holder, appoint an agent for the purpose of maintaining the Warrant Register referred to in Section 7(a) above, issuing the Common Stock or other securities then issuable upon the exercise of this Warrant, exchanging this Warrant, replacing this Warrant, or any or all of the foregoing. Thereafter, any such registration, issuance, exchange, or replacement, as the case may be, shall be made at the office of such agent.
          (c) Transferability and Nonnegotiability of Warrant.
          (i) The Holder hereby acknowledges that neither this Warrant nor the Warrant Shares have been registered under the Securities Act of 1933, as amended (the “Act”) and are “restricted securities” under the Act inasmuch as they are being acquired in a transaction not involving a public offering. The Holder hereby agrees not to sell, transfer, assign, distribute, offer to sell, hypothecate or otherwise dispose of this Warrant or the Warrant Shares in the absence of: (i) an effective registration statement under the Act as to this Warrant or the Warrant Shares and the registration and/or qualification of this Warrant or the Warrant Shares under any applicable federal or state securities laws then in effect, or (ii) an exemption therefrom exists.
          (ii) Subject to compliance with Section 7(c)(i) above and the provisions of Section 9(f) of this Warrant, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder. Upon surrender of this Warrant to the Company, together with the Assignment Form, attached hereto as Exhibit C duly executed, and funds sufficient to pay any transfer tax, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in the Assignment Form and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned. Thereafter, this Warrant shall promptly be cancelled. This Warrant may be divided or combined with other Warrants that carry the same rights upon presentation hereof at the office of the Company or at the office of its stock transfer agent, if any, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof. Notwithstanding the foregoing, the Company shall not be required to issue a Warrant covering less than 1,000 shares of Common Stock.
     8. Representations and Warranties of Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

          (a) Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.
          (b) Authorization. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Warrant. All corporate action has been taken on the part of the Company, its officers, directors, and shareholders necessary for the due authorization, execution and delivery of this Warrant by the Company and the performance by the Company of its obligations hereunder. This Warrant has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights. The Warrant Shares have been duly and validly authorized and reserved for issuance by the Company.
          (c) Compliance with Other Instruments. The authorization, execution and delivery of this Warrant by the Company, the consummation of the transactions contemplated hereby and the performance by the Company of its obligations hereunder will not (i) violate any judgment, order, decree, injunction, law or regulation applicable to the Company; (ii) violate any term or provision of the Articles of Incorporation (the “Articles”) or bylaws; (iii) violate, or result in a breach or default under, any other agreement or instrument to which the Company is a party or by which it is bound or to which its properties or assets are subject, except for such violations, breaches or defaults under clauses (i), (ii) or (iii) above which, individually or in the aggregate, will not result in a material adverse effect upon the business operations, properties, assets, results of operations or condition (financial or otherwise) of the Company, the enforceability of any material provision of this Warrant or the ability of the Holder to enforce its rights and remedies under this Warrant; or (iv) result in the creation of any lien, claim or other encumbrance on any of the property or other assets of the Company.
          (d) Valid Issuance of Common Stock. When the Warrant Shares have been delivered in accordance with the terms of this Warrant, such Warrant Shares will be duly authorized and validly issued, fully paid and nonassessable.
     9. Representations and Covenants of the Holder.
     The Holder hereby represents and covenants to the Company that:
          (a) This Warrant and any Warrant Shares purchased upon exercise of this Warrant will be purchased for its own account for investment and not with a view to the offering or distribution thereof within the meaning of the Act and any applicable state securities laws;
          (b) The Holder has sufficient knowledge and expertise in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company. The Holder understands that this investment involves a high degree of risk and could result in a substantial or complete loss of its investment. The Holder is capable of bearing the economic risks of such investment;
          (c) The Holder is an “Accredited Investor” as such term is defined under Regulation D promulgated pursuant to the Act;
          (d) Any subsequent sale of any Warrant Shares shall be made either pursuant to an effective registration statement under the Act and any applicable state securities laws, or pursuant to an exemption from registration under the Act and any such state securities laws;
          (e) If requested by the Company, the Holder shall submit a written statement, in form reasonably satisfactory to the Company, to the effect that the representations set forth in paragraphs (a) through (d) above are (x) true and correct as of the date of purchase of any Warrant Shares hereunder or (y) true and correct as of the date of any sale of any Warrant Shares, as applicable; and
          (f) The Holder hereby agrees that, during the period of duration (not to exceed one hundred eighty (180) days) specified by the Company and an underwriter of Common Stock or other securities of the Company in an agreement in connection with any offering of the Company’s securities, following the effective date of the registration statement for a public offering of the Company’s securities filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period, except Common Stock, if any, included in such registration; provided, that such “lock-up” period applicable to the Holder shall not be greater than the shortest lock-up period restricting any other shareholder of the Company executing lock-up agreements in connection with such registration (including Howard J. Leonhardt).
     10. Legend. Unless the Warrant Shares or other securities issuable hereunder have been registered under the Act, upon exercise of any of the Warrants and the issuance of any of the Warrant Shares or other securities, all certificates representing such securities shall bear on the face thereof substantially the following legend:
“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be sold or transferred in the absence of an effective registration statement under the Securities Act or an exemption from such registration. The securities represented by this certificate are subject to certain restrictions and agreements contained in, that certain Warrant Agreement dated April ___, 2009, by and between Hunton & Williams, LLP and the Company and, may not be sold, assigned, transferred, encumbered, pledged or otherwise disposed of except upon compliance with the provisions of such Warrant Agreement. By the acceptance of the shares of capital stock evidenced by this certificate, the holder agrees to be bound by such Warrant Agreement and all amendments thereto. A copy of such Warrant Agreement has been filed at the office of the Company.”
     11. Reservation of Stock. The Company covenants that during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of this Warrant and, from time to time, will take all steps necessary to amend its Articles to provide sufficient reserves of shares of Common Stock issuable upon exercise of the Warrant. The Company further covenants that all shares that may be issued upon the exercise of rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.
     12. Notices.
          (a) Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted pursuant to Section 14 hereof, the Company shall issue a certificate signed by its Chief Executive Officer or Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first-class mail, postage prepaid) to the Holder of this Warrant.
          (b) in case:
          (i) The Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or
          (ii) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation, or
          (iii) of any voluntary dissolution, liquidation or winding-up of the Company,
          (c) then, and in each such case, the Company will mail or cause to be mailed to the Holder or Holders a notice specifying, as the case may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (B) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record-of Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed by overnight delivery at least 15 days prior to the date therein specified.
          (d) All such notices, advices and communications shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery and (ii) in the case of mailing, on the next business day following the date of such mailing by overnight delivery.
     13. Amendments.
          (a) Any term of this Warrant may be amended with the written consent of the Company and the Holder.
          (b) No waivers of, or exceptions to, any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.
     14. Adjustments. The Exercise Price and the number of Warrant Shares purchasable hereunder are subject to adjustment from time to time as follows:
          (a) Reclassification, etc. In case of any reorganization of the Company (or any other corporation, the securities of which are at the time receivable on the exercise of this Warrant) after the Warrant Issue Date or in case after such date the Company (or any such other corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then, and in each such case, the Holder of this Warrant upon the exercise thereof as provided herein at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the securities and property receivable upon the exercise of this Warrant prior to such consummation, the securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto; in each such case, the terms of this Warrant shall be applicable to the securities or property receivable upon the exercise of this Warrant after such consummation.
          (b) Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.
          (c) Adjustments for Dividends in Stock or Other Securities or Property. If while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 14.
          (d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 14, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any such Holder, furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of Warrant Shares and the amount, if any, of other property that at the time would be received upon the exercise of the Warrant.
          (e) No Impairment. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 14 and in the taking of all such action as may be reasonably necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment.
     15. Piggyback Registration Rights
          15.1. If at any time during the period commencing on the Warrant Issuance Date and ending on the Expiration Date (the “Piggyback Registration Period”), the Company proposes to register any shares of its Common Stock under the Securities Act on any form for registration thereunder (the “Registration Statement”) for its own account or the account of shareholders (other than a registration solely relating to (i) shares of Common Stock underlying a stock option, restricted stock, stock purchase or compensation or incentive plan or of stock issued or issuable pursuant to any such plan, or a dividend investment plan; (ii) a registration of securities proposed to be issued in exchange for securities or assets of, or in connection with a merger or consolidation with, another corporation or other entity; or (iii) a registration of securities proposed to be issued in exchange for other securities of the Company), it will at such time give prompt written notice to the Holder of its intention to do so (the “Section 15.1 Notice”). Upon the written request of the Holder given to the Company within ten (10) days after the giving of any Section 15.1 Notice setting forth the number of shares of Warrant Shares intended to be disposed of by the Holder and the intended method of disposition thereof, the Company will include or cause to be included in the Registration Statement the shares of Warrant Shares which the Holder has requested to register, to the extent provided in this Section 15 (a “Piggyback Registration”). Notwithstanding the foregoing, the Company may, at any time, withdraw or cease proceeding with any registration pursuant to this Section 15.1 if it shall at the same time withdraw or cease proceeding with the registration of all of the Common Stock originally proposed to be registered. The Company shall be obligated to file and cause the effectiveness of only one (1) Piggyback Registration; provided however, that to the extent that shares for which registration is requested pursuant hereto are excluded under Section 15.5, such shares shall be eligible for Piggyback Registration, notwithstanding the one Piggyback Registration limit. The shares of Warrant Shares set forth in the Section 15.1 Notice are referred to for purposes of this Section 15 as the "Registrable Shares”.
          15.2 Company Covenants. Whenever required under this Section 15 to include Registrable Shares in a Registration Statement, the Company shall, as expeditiously as reasonably possible:
          (a) Use its commercially reasonable efforts to cause such Registration Statement to become effective and cause such Registration Statement to remain effective until the earlier of the Holder having completed the distribution of all its Registrable Shares described in the Registration Statement or six (6) months from the effective date of the Registration Statement (or such later date by reason of suspensions the effectiveness as provided hereunder). The Company will also use its commercially reasonable efforts to, during the period that such Registration Statement is required to be maintained hereunder, file such post-effective amendments and supplements thereto as may be required by the Securities Act and the rules and regulations thereunder or otherwise to ensure that the Registration Statement does not contain any untrue statement of material fact or omit to state a fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that if applicable rules under the Securities Act governing the obligation to file a post-effective amendment permits, in lieu of filing a post-effective amendment that (i) includes any prospectus required by Section 10(a)(3) of the Securities Act or (ii) reflects facts or events representing a material or fundamental change in the information set forth in the Registration Statement, the Company may incorporate by reference information required to be included in (i) and (ii) above to the extent such information is contained in periodic reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in the Registration Statement.
          (b) Prepare and file with the Unites States Securities and Exchange Commission (the “SEC”) such amendments and supplements to such Registration Statement, and the prospectus used in connection with such Registration Statement, as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.
          (c) Furnish to the Holder such numbers of copies of a prospectus, including a preliminary prospectus as amended or supplemented from time to time, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Shares owned by the Holder; provided that, in no event, shall the Company be required to incur printing expenses in excess of $1,000 in complying with its obligations under this Section 15.2(c).

          (d) Use its commercially reasonable efforts to register and qualify the securities covered by such Registration Statement under such other federal or state securities laws of such jurisdictions as shall be reasonably requested by the Holder; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.
          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.
          (f) Notify the Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, (a) when the Registration Statement or any post-effective amendment and supplement thereto has become effective; (b) of the issuance by the SEC of any stop order or the initiation of proceedings for that purpose (in which event the Company shall make use commercially reasonable efforts to obtain the withdrawal of any order suspending effectiveness of the Registration Statement. at the earliest possible time or prevent the entry thereof); (c) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose; and (d) of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
          (g) Cause all such Registrable Shares registered hereunder to be listed on each exchange or quotation service on which similar securities issued by the Company are then listed or quoted.
          (h) Provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration.
          15.3 Furnish Information. In connection with a registration in which the Holder is participating, such Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, the Holder shall provide, within ten (10) days of such request, such information related to such Holder as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act.
          15.4 Expenses of Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 15.1, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees and fees, disbursements of counsel for the Company and disbursements of counsel for the Holder up to $10,000 (the “Registration Expenses”) shall be borne by the Company.
          15.5 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 15.1 to include any of the Holder’s Registrable Shares in such underwriting unless the Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole and reasonable discretion will not materially jeopardize the success of the offering by the Company, and the Holder enters into such lock-up agreements as may be reasonably required of other selling shareholders in such Registration Statement. If the total amount of securities, including Registrable Shares, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole and reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Shares, which the underwriters determine in their sole and reasonable discretion will not materially jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders). For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder who is a holder of Registrable Shares and is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder”, and any pro-rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder”, as defined in this sentence.
          15.6 Indemnification. In the event that any Registrable Shares are included in a Registration Statement under this Section 15.
          (a) To the extent permitted by law, the Company will promptly indemnify and hold harmless the Holder, any underwriter (as defined in the Securities Act) for the Holder and each person, if any, who controls the Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, or the Exchange Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, or any rule or regulation promulgated under the Securities Act, or the Exchange Act, and the Company will pay to the Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 15.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action incurred by the Holder, underwriter or controlling person to the extent that such party’s loss, claim, damage, liability or action arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such party.
          (b) To the extent permitted by law, the Holder will indemnify and hold harmless the Company, its directors, officers, and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, any underwriter, any other holder selling securities in such Registration Statement and any controlling person of any such underwriter or other holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, or the Exchange Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Holder expressly for use in connection with such registration; and the Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 15.6(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 15.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this Section 15.6(b) exceed 20% of the cash value of the gross proceeds from the offering received by the Holder.
          (c) Promptly after receipt by an indemnified party under this Section 15.6 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 15.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel selected by the indemnifying party and approved by the indemnified party (whose approval shall not be unreasonably withheld); provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 15.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 15.6.
          (d) If the indemnification provided for in this Section 15.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
          (f) The obligations of the Company and the Holder under this Section 15.6 shall survive the completion of any offering of Registrable Shares in a Registration Statement under this Section 15, and otherwise.
          15.7. Reports Under Securities Exchange Act of 1934. With a view to making available to the Holder the benefits of Rule 144 under the Securities Act (“Rule 144”) and any other rule or regulation of the SEC that may at any time permit the Holder to sell shares of the Company’s Common Stock to the public without registration, at all times during the Warrant Term, the Company agrees to use its best efforts to:
          (a) make and keep public information available, as those terms are understood and defined in Rule 144;
          (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
          (c) furnish to the Holder, so long as the Holder owns any Registrable Shares, forthwith upon request (i) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

          15.8. Permitted Transferees. The rights to cause the Company to register Registrable Shares granted to the Holder by the Company under this Section 15 may be assigned in full by a Holder in connection with a transfer by the Holder of its Registrable Shares or Warrants if: (a) the Holder gives prior written notice to the Company; (b) such transferee agrees to comply with and be bound by the terms and provisions of this Agreement; (c) such transfer is otherwise in compliance with this Agreement and (d) such transfer is otherwise effected in accordance with applicable securities laws. Except as specifically permitted by this Section 15.8, the rights of a Holder with respect to Registrable Shares as set out herein shall not be transferable to any other person, and any attempted transfer shall cause all rights of the Holder therein to be forfeited.
          15.9 Termination of Registration Rights. The Holder shall no longer be entitled to exercise any registration rights provided for in Section 15.1 after such time at which all Registrable Shares held by the Holder can be sold in any three-month period without registration in compliance with Rule 144 of the Act.
     16. Information. So long as the Holder holds the Warrant and/or shares of Common Stock, the Company shall deliver to the Holder, promptly after mailing, copies of all notices, reports, financial statements, proxies or other written communication delivered or mailed to the holders of the Common Stock.
     17. Descriptive Headings. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.
     18. Governing Law. This Warrant shall be construed and enforced under the laws of the State of Florida without regard to conflicts of law provisions
     19. Waiver of Jury Trial. THE COMPANY AND THE HOLDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY THE HOLDER AND THE COMPANY.

     IN WITNESS WHEREOF, the parties have executed this Warrant as of the date set forth below.
Dated: April 3, 2009

HUNTON & WILLIAMS, LLP		BIOHEART INC.

By:	/s/ David Wells	By:	/s/ Howard J. Leonhardt
	Name: David Wells		Name: Howard J. Leonhardt
	Title: Partner		Title: Chairman, CEO & CTO

EXHIBIT A
NOTICE OF EXERCISE FORM

To:	Bioheart Inc.
     (1) The undersigned hereby (A) elects to purchase                       shares of Common Stock of Bioheart Inc., pursuant to the provisions of Section 3(b) of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full, or (B) elects to exercise this Warrant for the purchase of                        shares of Common Stock, pursuant to the provisions of Section 3(d) of the attached Warrant.
     (2) In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Common Stock to be issued are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws.
     (3) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)
     (4) Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

Name:
Date:

EXHIBIT C
ASSIGNMENT FORM
     FOR VALUE RECEIVED, the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock set forth below:

Name of Assignee	Address	No. of Shares

and does hereby irrevocably constitute and appoint                      Attorney to make such transfer on the books of Bioheart Inc. maintained for the purpose, with full power of substitution in the premises.
The undersigned also represents that, by assignment hereof, the Assignee acknowledges that this Warrant and the shares of stock to be issued upon exercise hereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of this Warrant or any shares of stock to be issued upon exercise hereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws. Further, the Assignee has acknowledged that upon exercise of this Warrant, the Assignee shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the shares of stock so purchased are being acquired for investment and not with a view toward distribution or resale.
Name:
Date: